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                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION

     The undersigned, Larry E. Lee and John M. Longmire, certify that they are the President and Secretary, respectively, of RAMCO Operating Company, formerly known as RAMCO Holding Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby further certify as follows:

     1.   The name of this Corporation is RAMCO Operating Company.

     2. The name under which the Corporation was originally incorporated was RAMCO Holding Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 28, 1987, with amendments thereto filed on January 1, 1994 and August 9, 1994.

     3. Certificates of Designation for Series A Preferred Stock and Series B Preferred Stock were filed on October 1, 1987, Amended Certificates of Designation were filed on July 17, 1995, and a Certificate of Correction was filed on July 17, 1995. No shares of Series A Preferred Stock or Series B Preferred Stock heretofore issued by the Corporation remain outstanding (or if outstanding have been duly called for redemption) and no additional shares of Series A Preferred Stock or Series B Preferred Stock subject to the previously filed Certificates of Designation hereafter will be issued.

     4. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL") by the written consent of the holders of not less than a majority the outstanding stock of the Corporation entitled to vote thereon, and written notice of the corporate action has been given to the shareholders of the Corporation, if any, who have not so consented in writing, all in accordance with the provisions of the DGCL.

     5. The text of the Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

     FIRST.  The name of the Corporation is:  RAM ENERGY, INC.

     SECOND. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 20,000,000 shares, divided into 15,000,000 shares designated as Common Stock, par value $.01 per share, and 5,000,000 shares designated as Preferred Stock, par value

$.01 per share. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

     PREFERRED.

     The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors of the Corporation (the "Board") as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative, if applicable. The Board hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board shall determine;

     (e) Whether or not shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution and winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (h)  Any other relative rights, preferences or limitations of that series.

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     Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the Common Stock with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     COMMON.

     Each of the shares of Common Stock of the Corporation shall be equal in all respects to each other share. The holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held with respect to all matters as to which the Common Stock is entitled to be voted.

     Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board at any time or from time to time out of any funds legally available therefor.

     In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

     FIFTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     SIXTH.  For the purposes of this Section Sixth:

     "Continuing Director" means any member of the Board who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means the highest closing price, during the 30-day period ending on the date in question, of the Common Stock on the principal securities exchange registered under the Exchange Act on which such stock is listed, or in the national market system maintained by the National Association of Securities Dealers, Inc., or, if the stock is not listed on any such exchange or designated as a national market system security, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

     "Interested Stockholder" has the meaning ascribed to such term under
Section 203 of the DGCL.

     Any direct or indirect purchase by the Corporation, or any subsidiary of the Corporation, of any Common Stock, or any securities convertible to Common Stock, from a person or persons known by a majority of the Continuing Directors of the Corporation to be an Interested Stockholder, or any agreement in respect thereof, at a price in excess of the Fair Market Value shall require the affirmative vote of not less than 66 2/3% of the votes cast by the holders of all then outstanding shares of Common Stock, excluding for this purpose shares of Common Stock owned beneficially by the Interested Stockholder, unless a greater vote shall be required by law.

     Such affirmative vote shall not be required for a purchase or other acquisition of Common Stock, or any securities convertible to Common Stock, pursuant to an offer made on substantially the same terms to all holders of Common Stock, or securities convertible to Common Stock, and complying with the applicable requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations). Further, such affirmative vote shall not be required for any purchase effected on the open market and not the result of a privately-negotiated transaction.

     The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Section Sixth, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Stockholder and the number of shares of Common Stock owned beneficially by any person.

     SEVENTH. The business and affairs of the Corporation shall be under the direction of the Board.

     The number of directors which shall constitute the Board (i) shall be not less than three nor more than nine, and (ii) shall be determined by resolution adopted either (A) by a vote of not less than two-thirds (2/3) of the members of the Board then serving, or (B) at an annual or special meeting of the shareholders of the Corporation by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding stock entitled to vote for the election of directors. No reduction in the number of directors shall have the effect of removing any director prior to the expiration of such director's term.

     The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.
The term of the initial Class I directors shall terminate on the date of the 1998 annual meeting of the shareholders of the Corporation (the "Annual Meeting"), the term of the initial Class II directors shall terminate on the date of the 1999 Annual Meeting, and the term of the initial Class III directors shall terminate on the date of the 2000 Annual Meeting. At each Annual Meeting beginning in 1998, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. A director shall hold office until the Annual Meeting for the year in which such director's term expires and until such director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board, however, may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at any Annual Meeting or any special meeting of the shareholders of the Corporation, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation attributable to such Preferred Stock or the resolution or resolutions adopted by the Board pursuant to this Section, and such directors so elected shall not be divided into classes pursuant to this Section unless expressly provided by such terms.

     Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

     EIGHTH. The Corporation shall indemnify the following persons in the following manner:

          (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee, trustee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Agent in connection with such action, suit or proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the Agent's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, that the Agent had reasonable cause to believe that the Agent's conduct was unlawful.

          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent (as defined above) against expenses (including attorneys' fees), actually and reasonably incurred by the Agent in connection with the defense or settlement of such action or suit if the Agent acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable for gross negligence or misconduct in the performance of the Agent's duty to the Corporation, unless and only to the extent that the Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

          (c) Any indemnification under Subsection (a) or (b) of this Section (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that either
(y) the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, or (z) with respect to any criminal action or proceeding, that the Agent had reasonable cause to believe that the Agent's conduct was unlawful.

          (d) Notwithstanding the other provisions of this Section, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, such Agent shall be indemnified against all expenses incurred in connection therewith.

          (e) Except as limited by this Subsection (e), expenses incurred in any action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that the Agent is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested-directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, the Agent acted in bad faith and in a manner that the Agent did not believe to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal proceeding, that Agent believed or had reasonable cause to believe the Agent's conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determines that the Agent deliberately breached the Agent's duty to the Corporation or its shareholders.

          (f)  Any indemnification or advance under Subsections (a), (b), (c),
(d) or (e) of this Section shall be made promptly, and in any event within ninety (90) days, upon the written request of the Agent, unless with respect to applications under Subsections (a), (b), (c) or (e) of this Section, a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Subsections as to justify the Corporation in not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Subsections as to justify the Corporation not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Section shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety (90) days. The Agent's expenses incurred in connection with successfully establishing the Agent's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

          (g) The indemnification provided by this Section shall not be deemed exclusive of any other rights to which an Agent seeking indemnification may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the Agent's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Section shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while this Amended and Restated Certificate of Incorporation and the relevant provisions of the DGCL and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

          (h) Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against such Agent and incurred by such Agent in any such capacity, or arising out of the Agent's status as such, whether or not the Corporation would have the power to indemnify the Agent against such liability under the provisions of this Section.

          (i) For the purposes of this Section, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, trustee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

          (j) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, trustee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonable believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.

          (k) If this Section or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Section that shall not have been invalidated, or by any other applicable agreement or law.

          (l) The rights of indemnity created by this Section are and shall be at all times subordinate to the right of prior payment of all obligations of the Corporation for borrowed money to the extent they are due and payable at the time any payment under this Section shall be due and payable.

     NINTH. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation as set forth in the Bylaws.

     TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     ELEVENTH. The Corporation reserves, subject to the provisions of the DGCL or any other applicable statute, the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding stock of this Corporation having voting power, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Sections Fifth, Sixth, Seventh, Eighth and Eleventh of this Amended and Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Larry E. Lee, its President, and attested by John M. Longmire, its Secretary, this 29th day of December, 1997.


                                 /s/ Larry E. Lee
                                 --------------------------------------
                                 Larry E. Lee, President
ATTEST:


/s/ John M. Longmire
--------------------------------
John M. Longmire, Secretary




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